Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Names Philip Doty to Its
Board and Announces Retirement of Palmer Moe
DENVER — August 11, 2010 — Whiting Petroleum Corporation (NYSE: WLL) today announced that it has named Philip E. Doty to the Company’s Board of Directors effective August 11, 2010. Mr. Doty will replace Palmer L. Moe, who retired from the Company’s Board of Directors on August 11, 2010.
Since 2005, Mr. Doty has been Counsel to Ehrhardt Keefe Steiner & Hottman PC, the largest Colorado-based accounting and consulting firm, where he previously was a partner from 2002 to 2005. From 1967 to 2000 he worked at Arthur Andersen, where he was a partner since 1978 and served as the audit partner and head of the Denver Office oil and gas practice until his retirement in 2000. He is a graduate of Drake University with a BS in accounting and is an active Certified Public Accountant.
James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, said, “I am pleased to have Phil Doty joining Whiting’s Board of Directors. Phil’s experience in accounting in the oil and gas industry will be a good complement to Whiting’s Board. I would also like to thank Palmer Moe for his many years of service as a director of Whiting. Palmer brought value to Whiting’s Board during a period of strong growth for the company.”

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.